Exhibit 99.1

New York Community Bancorp, Inc. Declares Its 44th Consecutive $0.25 Per Share Quarterly Cash Dividend and, Due to Extreme Weather, Moves Its 4Q 2014 Earnings Release and Conference Call to Thursday, January 29th

WESTBURY, N.Y.--(BUSINESS WIRE)--January 26, 2015--New York Community Bancorp, Inc. (NYSE:NYCB) (the “Company”) has announced that its Board of Directors met today, a day ahead of schedule, and declared a $0.25 per share dividend, payable on February 20, 2015 to shareholders of record at the close of business on February 9, 2015. This will be the Company’s 83rd consecutive quarterly cash dividend in general, and its 44th consecutive quarterly cash dividend of $0.25 per share.

In addition, the Company announced that, in view of the extreme winter storm expected to impact the Metro New York region, it has delayed by one day the issuance of its fourth quarter 2014 earnings release and post-earnings conference call. The Company’s earnings, which were originally scheduled to be issued on Wednesday, January 28th, will instead be released on Thursday, January 29th, at 7:00 a.m. The conference call will begin at 8:30 a.m. on that date.

The conference call will be simultaneously webcast at ir.myNYCB.com and archived through 5:00 p.m. on February 26, 2015. New information about the conference call follows:

Access Code for Dial-in and Replay:		4Q14NYCB
Dial-in:
	Domestic:	(877) 876-9173
	International:	(785) 424-1670

Replay:		January 29 (11:30 a.m.) – February 2 (midnight)
	Domestic:	(800) 374-0328
	International:	(402) 220-0663

About New York Community Bancorp, Inc.

One of the largest U.S. bank holding companies, with assets of $48.7 billion at the end of September, New York Community Bancorp, Inc. is a leading producer of multi-family loans on rent-regulated buildings in New York City and the parent of New York Community Bank and New York Commercial Bank. With deposits of $28.3 billion and 272 branches in Metro New York, New Jersey, Florida, Ohio, and Arizona, the Company also ranks among the largest depositories in the United States.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank, all in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, New York Commercial Bank operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Investor:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032